CNA FINANCIAL CORPORATION
EXHIBIT 99.01

                            CNA FINANCIAL CORPORATION
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma financial information presents CNA Financial Corporation's (the Company or CNAF) pro forma unaudited condensed consolidated balance sheet as of September 30, 2002 and the Company's pro forma unaudited condensed consolidated statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002.

On October 31, 2002, the Company completed the sale of the shares of CNA Re Management Company Limited and its wholly-owned subsidiary CNA Reinsurance Company Limited (collectively referred to hereinafter as CNA Re U.K.) to Tawa U.K. Limited. The sale includes business underwritten since inception by CNA Re U.K. except for certain risks retained by Continental Casualty Company (CCC), a wholly-owned subsidiary of the Company, as discussed below. This sale does not impact CNA Re's on-going U.S.-based operations.

CNA Re U.K. was sold for $1, subject to adjustments that are primarily driven by certain operating results and changes in interest rates between January 1, 2002 and October 31, 2002, and realized foreign currency losses recognized by CNA Re U.K. prior to December 31, 2002. Due to the various components of the completion adjustments, which are initially prepared by the buyer, the final purchase price cannot yet be determined. However, based upon information currently available to the Company, management believes there will be a reduction in the previously recognized impairment loss, which will be reflected as a realized gain when the completion adjustments are finalized. The anticipated realized gain on sale is not reflected in the pro forma adjustments.

Concurrent with the sale, several reinsurance agreements under which CCC provided retrocessional protection to CNA Re U.K. will be terminated. As part of the sale, CNA Re U.K.'s net exposure to all IGI Program liabilities, as described in note B2 below, will be ceded to CCC. Further, CCC will provide a $100 million stop loss reinsurance cover attaching at carried reserves on CNA Re U.K.'s 2001 underwriting year exposures for which CCC received premium of $25 million.

The pro forma adjustments are presented as if they had occurred, as of September 30, 2002 for the purposes of the pro forma unaudited Condensed Consolidated Balance Sheet, and as of the beginning of the respective period presented for the purposes of the pro forma unaudited Condensed Consolidated Statements of Operations.

This pro forma unaudited financial information does not purport to represent what the Company's actual financial position and results of operations would have been had such events actually occurred on the aforementioned dates. The pro forma unaudited financial information also does not purport to serve as a forecast of the Company's financial position or results of operations for any future periods.

The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable in the circumstances. This pro forma financial information should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2001 appearing in the Company's Annual Report on form 10-K for the year ended December 31, 2001, and the unaudited condensed consolidated financial statements as of September 30, 2002 and for the nine-month period then ended appearing in the Company's Quarterly Report on Form 10-Q for the quarter then ended.

CNA FINANCIAL CORPORATION
EXHIBIT 99.01

CNA FINANCIAL CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2002
(UNAUDITED)

                                                                 PRO FORMA ADJUSTMENTS
                                                               ------------------------
                                                AS REPORTED       DECREASE (INCREASE)                    PRO FORMA
                                                    CNAF                                                   CNAF
                                                  BALANCE      CNA RE U.K.       OTHER                    BALANCE
(In millions)                                      SHEET           [A]            [B]         NOTES        SHEET
                                                -----------    -----------      -------      --------    ---------
ASSETS:

Investments and cash                              $36,439        $ 1,116        $   286      B1,B2,B3     $35,037
Receivables                                        16,831          1,330            (77)     B2            15,578
Deferred acquisition costs                          2,548              1              -                     2,547
Other assets                                        6,103             28              -                     6,075
Separate account business                           3,147              -              -                     3,147
                                                  -------        -------        -------                   -------
Total assets                                      $65,068        $ 2,475        $   209                   $62,384
                                                  =======        =======        =======                   =======


LIABILITIES:

Insurance reserves                                $42,580        $ 2,179        $   308      B1,B2        $40,093
Debt                                                2,549              -              -                     2,549
Reinsurance balances payable                        3,032            104            (35)     B2             2,963
Other liabilities                                   4,827            192            (64)     B1,B2,B3       4,699
Separate account business                           3,147              -              -                     3,147
                                                  -------        -------        -------                   -------
Total liabilities                                  56,135          2,475            209                    53,451
                                                  -------        -------        -------                   -------

Minority interest                                     233              -              -                       233

Stockholders' equity                                8,700              -              -                     8,700
                                                  -------        -------        -------                   -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $65,068        $ 2,475        $   209                   $62,384
                                                  =======        =======        =======                   =======



CNA FINANCIAL CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)

                                                                        PRO FORMA ADJUSTMENTS
                                                                     --------------------------
                                                                         DECREASE (INCREASE)
                                                      RESTATED                                         PRO FORMA
                                                        CNAF                                              CNAF
(In millions, except per share data)                STATEMENT OF     CNA RE U.K.        OTHER         STATEMENT OF
                                                    OPERATIONS [C]       [D]             [E]           OPERATIONS
                                                    -------------    -----------       --------       ------------
REVENUES
Net earned premiums                                  $  9,288         $    224         $      -         $  9,064
Net investment income                                   1,856               59               15            1,782
Realized investment gains (losses), net of
  participating policyholders' and minority
  interests                                             1,262               (3)               -            1,265
Other revenues                                            676                -                -              676
                                                     --------         --------         --------         --------
Total revenues                                         13,082              280               15           12,787
                                                     --------         --------         --------         --------

CLAIMS, BENEFITS AND EXPENSES
Insurance claims and benefits                          11,279              467                -           10,812
Amortization of deferred acquisition costs              1,804               63                -            1,741
Other operating expenses                                1,909               51                -            1,860
Restructuring and other related charges                   251                6                -              245
Interest                                                  157                -                -              157
                                                     --------         --------         --------         --------
Total claims, benefits and expenses                    15,400              587                -           14,813
                                                     --------         --------         --------         --------

Loss from continuing operations before income
   tax and minority interest                           (2,318)            (307)              15           (2,026)
Income tax benefit (expense)                              745              (67)              (5)             817
Minority interest                                         (21)               -                -              (21)
                                                     --------         --------         --------         --------

(Loss) income from continuing operations             $ (1,594)        $   (374)        $     10         $ (1,230)
                                                     ========         ========         ========         ========

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE
  FROM CONTINUING OPERATIONS                         $  (8.22)                                          $  (6.34)
                                                     ========                                           ========
WEIGHTED AVERAGE OUTSTANDING COMMON STOCK AND
  COMMON STOCK EQUIVALENTS                              194.0                                              194.0
                                                     ========                                           ========

CNA FINANCIAL CORPORATION
EXHIBIT 99.01

CNA FINANCIAL CORPORATION
PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(UNAUDITED)

                                                                        PRO FORMA ADJUSTMENTS
                                                                     --------------------------
                                                                         DECREASE (INCREASE)
                                                      RESTATED                                         PRO FORMA
                                                        CNAF                                              CNAF
(In millions, except per share data)                STATEMENT OF     CNA RE U.K.        OTHER         STATEMENT OF
                                                     OPERATIONS          [D]             [E]           OPERATIONS
                                                    -------------    -----------       --------       ------------
REVENUES
Net earned premiums                                    $ 7,925         $    13         $     -         $ 7,912
Net investment income                                    1,292              32               7           1,253
Realized investment (losses) gains, net of
   participating policyholders' and minority
   interests                                              (137)             11               -            (148)
Other revenues                                             476               -               -             476
                                                       -------         -------         -------         -------
Total revenues                                           9,556              56               7           9,493
                                                       -------         -------         -------         -------

CLAIMS, BENEFITS AND EXPENSES
Insurance claims and benefits                            6,542              15               -           6,527
Amortization of deferred acquisition costs               1,350               5               -           1,345
Other operating expenses                                 1,261              12               -           1,249
Restructuring and other related charges                      -               -               -               -
Interest                                                   112               -               -             112
                                                       -------         -------         -------         -------
Total claims, benefits and expenses                      9,265              32               -           9,233
                                                       -------         -------         -------         -------

Income from continuing operations before income
   tax and minority interest                               291              24               7             260
Income tax expense                                         (78)             (1)             (3)            (74)
Minority interest                                          (11)              -               -             (11)
                                                       -------         -------         -------         -------

Income from continuing operations                      $   202         $    23         $     4         $   175
                                                       =======         =======         =======         =======

BASIC AND DILUTED EARNINGS PER SHARE
  FROM CONTINUING OPERATIONS                           $  0.91                                         $  0.78
                                                       =======                                         =======
WEIGHTED AVERAGE OUTSTANDING COMMON STOCK AND
  COMMON STOCK EQUIVALENTS                               223.6                                           223.6
                                                       =======                                         =======


    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

[A] This column of pro forma adjustments represents the balance sheet of CNA Re U.K. as included in the CNAF Condensed Consolidated Balance Sheet as of September 30, 2002 as reported.

[B] This column of pro forma adjustments includes the transfer of certain assets and liabilities between CNA Re U.K. and its parent, CCC, arising from several concurrent completion transactions as more fully described below.

     [B1] Represents the impact of the termination of four intercompany reinsurance agreements under which, CNA Re U.K. ceded losses to CCC. These terminations result in a transfer of insurance reserves of $337 million and cash of $262 million from CCC to CNA Re U.K.

     [B2] In 1997, CNA Re U.K. entered into an arrangement with IOA Global, Ltd.
          (IOA), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. (IGI), a personal accident reinsurance managing general underwriter, was appointed to underwrite and

CNA FINANCIAL CORPORATION
EXHIBIT 99.01


          market the book under the supervision of IOA. Between April 1, 1997 and December 1, 1999, IGI underwrote a number of reinsurance arrangements with respect to personal accident insurance worldwide (the IGI Program).

          This pro forma adjustment reflects the retrocession to CCC of CNA Re U.K.'s remaining net exposure relating to the IGI Program. This retrocession includes a transfer of insurance reserves of $29 million, receivables of $77 million, related liabilities of $35 million and cash of $2 million.

     [B3] Represents the impact of other aspects of the transaction including estimated foreign currency losses and other estimated future completion adjustments, which decreases cash by $22 million and decreases other liabilities by $22 million.

[C] The CNAF Condensed Consolidated Statement of Operations for the year ended December 31, 2001 is restated to reclassify the results of CNA Vida as discontinued operations.

[D] These columns of pro forma adjustments represent the results of operations of CNA Re U.K. as included in the CNAF Condensed Consolidated Statements of Operations for the respective periods presented.

[E] This column of pro forma adjustments represents the estimated reduction of investment income assuming the cash related to CNAF's completion transactions in pro forma note B, was transferred to CNA Re U.K. as of January 1, 2001. This estimated reduction of interest income totals $15 million, which is based on the approximate two-year U.S. Treasury yield of 5% as of January 1, 2001.

[F] This column of pro forma adjustments represents the estimated reduction of investment income assuming the cash related to completion transactions in pro forma note B, was transferred to CNA Re U.K. as of January 1, 2002. This estimated reduction of interest income totals $7 million, which is based on the approximate two-year U.S. Treasury yield of 3% as of January 1, 2002.